UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2014

REGENERX BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15070	52-1253406
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

15245 Shady Grove Road, Suite 470, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 208-9191

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2014, the Company entered into new employment agreements with J.J. Finkelstein, the Company’s President and Chief Executive Officer and Allan Goldstein, the Company’s chief scientific advisor and a member of the Company’s board of directors, relating to their employment with the Company. In addition, the Company appointed Dane Saglio as Chief Financial Officer.

Under the terms of the agreements the executives will earn an annual base salary and will be eligible to receive grants of stock options under the Company’s Long-Term Incentive Plan. The annual base salaries for Mr, Finkelstein, Dr. Goldstein and Mr. Saglio, are, $125,000, $75,000 and $120,000, respectively. The agreements also contain provisions relating to termination of employment with or without cause as well as terminations for change in control of the Company. In addition, the agreements also contain, non-solicitation, non-disparagement, non-competition and other covenants and provisions customary for agreements of this nature.

Mr. Saglio, age 56, has been engaged as a consultant with the Company since October 2011. Mr. Saglio previously was the Chief Financial Officer for New Generation Biofuels from March 2010 through October 2011 and holds a BS degree in business administration from the University of Maryland and is a Certified Public Accountant (inactive) in Maryland. Mr. Saglio has over 30 years of corporate finance experience across a broad range of industries primarily at the senior level. He is experienced in the biotechnology field having previously worked for EntreMed, Inc, from 2000 – 2008 including serving as chief financial officer from 2003 – 2008. Mr. Saglio also served as Chief Financial Officer of Supernova Diagnostics, a private company, from June 2012 through May 2013.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

NA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERX BIOPHARMACEUTICALS, INC.

Date: April 22, 2014
	By:	/s/ J.J. Finkelstein
	Name:	J.J. Finkelstein
	Title:	President and Chief Executive Officer